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                                                                   EXHIBIT 10.23


                         TERMINATION AGREEMENT, WAIVER,
                                       AND
                                 GENERAL RELEASE

      This Termination Agreement, Waiver, and General Release (the "Release") is entered into this ____ day of January, 2002 (the "Effective Date") by and between Nextera Enterprises, Inc., a Delaware corporation (the "Company"), Sibson & Company LLC, a Delaware limited liability company ("Sibson") , and Vincent C. Perro ("Employee") and is made with reference to the following:

                                    RECITALS

      A. The Company and Employee entered into that certain Employment Agreement dated September 30, 2000 (the "Employment Agreement").

      B. Sibson is a wholly owned subsidiary of Nextera.

      C. On or about the Effective Date, Sibson sold all of its assets to The Segal Group Inc. ("Segal") pursuant to that certain Asset Purchase Agreement by and among The Segal Group, Inc., as Buyer, and Nextera Enterprises, Inc and Sibson & Company LLC, as Sellers (the "Asset Purchase Agreement").

      D. As part of the sale to Segal, Segal intends to employ Employee and Employee intends to accept such employment from Segal.

      E. Employee and the Company have agreed to terminate the Employment Agreement as of the Effective Date so that Employee may accept employment with Segal.

      NOW, THEREFORE, the parties agree as follows:

      1. Termination of Employment. The Company and Employee acknowledge and agree that Employee's employment with the Company terminated on the Effective Date. Employee shall receive his base compensation and his normal benefits shall be paid to the Effective Date. The Company and Employee acknowledge that Employee voluntarily resigned from his employment with the Company and both parties agree that all references to Employee's termination shall state that Employee voluntarily resigned.

      2. Benefits. Other than medical and dental benefits which Employee may choose to continue at his expense pursuant to COBRA and conversion rights with respect to life insurance and long-term disability insurance which Employee may choose to convert at his expense, Employee's eligibility to participate in the Company's benefits and benefit programs, including, but not limited to, the post-retirement health care benefits, shall cease on the date that Segal makes its benefits and benefit plans available to Employee, but in no case later than the beginning of the third payroll period of Segal following the closing of the transactions contemplated by the Asset Purchase Agreement.

      3. Accrued Vacation/Expenses. Within two (2) business days of the Effective Date, Employee shall be paid, by wire transfer or direct deposit, less applicable withholding taxes, for all accrued but unused vacation days to which Employee is entitled subject to a maximum of five (5) days carry forward from 2001, and within fifteen (15) days of the Effective Date shall be reimbursed, by wire transfer or direct deposit, for all unreimbursed expenses, pursuant to the usual rules and procedures of the Company.


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      4. Profit Sharing Plan Contribution. The Company shall contribute $30,000 to the Company's qualified profit sharing plan in which Employee is a participant as its contribution with respect to 2001 for Employee, no later than April 10, 2002. In addition, the Company shall contribute $82.20 to the Company's qualified profit sharing plan with respect to each day in the period from January 1, 2002 to the Effective Date, for Employee, no later than April 10, 2002.

      5. Stock Options. The post-termination exercise period with respect to options to purchase Nextera Class A common stock granted to Employee and which are vested as of the Effective Date shall be extended to the first anniversary date of the Effective Date, and any such options not exercised by such date shall terminate on such date.

      6. February, 2001 Grant. Forty Thousand (40,000) of the One Hundred Thousand (100,000) options to purchase Nextera Class A common stock granted to Employee in February, 2001, shall vest on the Effective Date and the post-termination exercise period with respect to such 40,000 options shall be extended to the first anniversary of the Effective Date, and any such options not exercised by such date shall terminate on such date.

      7. October, 2000 Grant. One Hundred Thousand (100,000) of the Four Hundred Thousand (400,000) options to purchase Nextera Class A common stock granted to Employee in October, 2000, shall vest on the Effective Date, and the post-termination exercise period with respect to such 100,000 options shall be extended to the first anniversary of the Effective Date, and any such options not exercised by such date shall terminate on such date.

      8. Bonus. Employee shall be paid a bonus for the 2001 performance year in the amount of $225,000 (the "Targeted Bonus"), less applicable withholding taxes, by wire transfer or direct deposit, no later than April 10, 2002; provided, however that if the payout under the Special Management Incentive is greater than the Targeted Bonus, the Special Management Incentive shall be paid instead, with $225,000 thereof payable as aforesaid no later than April 10, 2002 and the balance payable as aforesaid (subject to the provisions of the next sentence) pursuant to the terms of the Special Management Incentive agreement. If the Special Management Incentive is met, ten percent of the cash amount in excess of $225,000, that would be paid to Employee if not for this sentence, shall instead be contributed by Nextera or Sibson, on the same day that the remainder of the excess is paid to Employee, into the Sibson Annual Incentive Plan to be distributed as determined by Employee.

      9. Restricted Stock. Employee shall be vested in the 57,732 shares of Nextera Class A common stock granted to Employee as a restricted stock purchase award on May 3, 2001 and Nextera hereby releases Employee from Nextera's option to repurchase such shares.

      10. Performance Award. The Company shall pay $47,600, less applicable withholding taxes, by wire transfer or direct deposit, to Employee no later than February, 8, 2002, which shall constitute payment in full of the Net Performance Award (representing the right to deferred compensation in connection with the restricted stock purchase award referred to in Section 9) granted to Employee on May 3, 2001.

      11. No Other Termination Benefits. Notwithstanding any provision in the Employment Agreement to the contrary, except as specifically set forth in
Section 2 above, Employee hereby waives all rights to all the termination benefits set forth in the Employment Agreement and releases the Company and Nextera from such obligations.

      12. Release of Company.

            (a) For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee does hereby unconditionally release and forever discharge the Company, Nextera, and their divisions, subsidiaries, and affiliates, and each of their respective shareholders,


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members, managers, officers, directors, partners, attorneys, employees, agents, successors, and assigns, and each of them, as an individual and in every other capacity, and all persons and entities acting by, through, under or in concert with any of them, (collectively, the "Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, bonuses, severance, benefits, contracts, commitments, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, claims growing out of any legal restrictions on the Company's right to terminate or take other actions against its employees and/or claims under any other statutory, constitutional, regulatory or common law right including, without limitation, any claims based on or arising under the Human Rights laws of the State and City of New York ("Claims"), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time hereinafter may have, own or hold, or claim to have, own or hold against any of the Releasees by reason of any and all matters arising out of or resulting from or relating in any way to any acts or events occurring on or before the date Employee signs this Release, including, but not limited to, any and all Claims arising out of the Employment Agreement, his employment relationship with the Company, and/or severance of the employment relationship.

            (b) Notwithstanding the provisions of Section 12(a) above, Employee does not waive or release any right or claim he may have (i) pursuant to this Agreement or (ii) pursuant to the Binding Term Sheet among the Company, Employee, and other executive employees of the Company with respect to Special Management Incentives.

            (c) In the event that the Company fails to make any payment to Employee required to be made hereunder on the date such payment is required to be made, the Company shall pay interest to Employee on the amount of any overdue payment at the rate of 10% per annum.

      13. Release of Employee.

    (a) For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and except as set forth in Section 13.(b) below, the Company, on behalf of the Company and its parents, affiliates, subsidiaries, successors, and assigns, and all other "Releasees" (as that terms is defined in Section 12 above), hereby releases and forever discharges the Employee and the Employee's executors, heirs, and assigns from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this release, including, without limitation, any claim arising from or related to the Employee's employment or termination from employment with the Company or the Employee's status as a director, officer, or fiduciary with respect to the Company or its affiliates or subsidiaries, or with respect to any of its or their employee pension benefit or welfare benefit plans and, provided that Employee has entered into a written employment contract with a term extending to December 31, 2002 or later with Segal on or before the date of this release, then this release shall include a release of any claims that the Company or its parents, affiliates, successors, or assigns may have under that certain Non-Compete, Non-Solicitation, Proprietary Information, Confidentiality and Inventions Agreement between the Employee and Nextera Enterprises, L.L.C. (as predecessor to Nextera) dated as of August 31, 1998.

            (b) Notwithstanding the provisions of Section 13.(a) above, Employee shall not be released from any claims, charges, or demands, as set forth in
Section 13.(a) above, arising from or due to any fraudulent, grossly negligent, or criminal act by the Employee.

      14. Indemnification. If Employee is made a party or is threatened to be made a party to any Proceeding (as defined below) by reason of the fact that he is or was an officer, managing director, employee, agent, manager, trustee, consultant, or representative of the Company or any of the Releasees or is or was serving at the request of the Company or any of the Releasees, or in conjunction with his

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employment by the Company, as a director, officer, member, employee, agent, manager, trustee, consultant, or representative of another Person (as defined below), or if any Claim (as defined below) is made or is threatened to be made that arises out of or relates to Employee's service in any of the foregoing capacities, then Employee shall promptly be indemnified and held harmless to the fullest extent permitted or authorized by the Certificate of Incorporation or Bylaws of the Company, or if greater, by applicable law, against any and all costs, expenses, liabilities, and losses (including, without limitation, attorneys' and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Employee in connection therewith or in connection with seeking to enforce his rights under this Section 14, and such indemnification shall continue as to Employee even if he has ceased to be an officer, member, employee, agent, manager, trustee, consultant, or representative of the Company or other Person and shall inure to the benefit of Employee's heirs, executors, and administrators. Employee shall be entitled to prompt advancement of any and all costs and expenses (including, without limitation, attorneys' and other professional fees and charges) incurred by him in connection with any such Proceeding or Claim, or in connection with seeking to enforce his rights under this Section 14, any such advancement to be made within 15 days after he gives written notice, supported by reasonable documentation, requesting such advancement. Such notice shall include, to the extent required by applicable law, an undertaking by Employee to repay the amount advanced, on an after-tax basis (that is, net of any applicable taxes), if he is ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that Employee would otherwise have (including, without limitation, by agreement or under applicable law). For purposes of this Agreement, "Claim" shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information, except for those arising from or due to any fraudulent, grossly negligent, or criminal act by the Employee. "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity. "Proceeding" shall mean any actual or threatened action, suit, or proceeding, whether civil, administrative, investigative, appellate, formal, informal, or other, except for those arising from or due to any fraudulent, grossly negligent, or criminal act by the Employee.

      15. No Claims Filed; Reservation of Rights. Employee represents that he has not previously filed, and will not hereafter file, any lawsuits or any charges, complaints, petitions, or other accusatory pleadings against any of the Releasees in any court, with any governmental agency, or in any other forum based upon, arising out of or related in any way to Employee's employment with or severance of employment with the Company. Anything in this Agreement to the contrary notwithstanding, the Employee shall retain and shall be entitled to enforce, all rights arising under or with respect to: (i) the existing obligation, if any, of the Company, its parents or affiliates to indemnify and hold harmless the Employee whether pursuant to the provisions of the certificate of incorporation or by-laws of the Company, its parents, or affiliates, or the terms of its or their employee pension benefit or welfare benefit plans; (ii) any and all directors and officers or fiduciaries liability insurance coverage applicable to the Employee; (iii) any and all benefits under the employee pension benefit plans of the Company, its parents, or affiliates to which the Employee, as a terminated employee, is or shall be entitled in accordance with the terms thereof; (iv) federal and state securities laws; and (v) the matters described in Section 12(b) hereof; provided, however, that in no case shall Employee have any rights under the Company's post-retirement health care benefit plan.

      16. Directors and Officers Insurance. The Company agrees that it will maintain directors' and officers' liability insurance covering the actions of its past directors and officers, including Employee.

      17. Press Release. Sibson's/Nextera's press release announcing the sale to Segal will mention that Employee, currently COO of Nextera, will be resigning to head Sibson Consulting within The Segal Group. Subject to Segal's consent and approval, Segal's press release announcing the purchase shall contain a quote from Employee as follows: "We are delighted to be joining with Segal to develop our joint capabilities for providing high impact consulting in what we expect will be the fastest growing sector of

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the consulting industry."

      18. Proxy Reporting. The proxy statement to be filed with the SEC in conjunction with the Company's next stockholders meeting shall explicitly state:
(i) that Employee voluntarily resigned to join the business of Sibson which was sold to Segal; (ii) what Employee's role will be with Segal; and (iii) if, and to the extent the Special Management Incentive is met, that a portion of the Special Management Incentive was transferred to the Sibson bonus pool. The language in the proxy statement shall conform with the language of this Release except for SEC requirements that may arise. Employee shall have the right to review the portion of the proxy statement relevant to him and to his compensation disclosures prior to filing and Employee shall have the right to enforce his rights under this Release.

      19. No Inducement. Employee acknowledges that there have been no representations of any kind or character which have been made to him by the Releasees to induce him to execute this Agreement.

      20. Tax Issues. Neither the Company nor Sibson has made any representation to Employee as to the income or excise tax effects of the provisions of this Release. Employee shall look solely to his own tax advisors as to the income and excise tax effects of the provisions of this Release.

      21. Governing Law. This Release will be construed under, and interpreted in accordance with, the laws of the state where Employee performed substantially all of his duties for the Company as they exist on the date this Release is executed, without giving effect to the choice or conflicts of laws provisions thereof. This Release will be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

      22. Entire Agreement. This Release sets forth the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties. This Release may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification, or waiver of this Release shall be binding unless executed in writing by the party to be bound thereby.

      23. Multiple Counterparts. This Release may be executed in one or more counterparts, and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                         [REMAINDER OF PAGE LEFT BLANK]

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            We, the undersigned, hereby certify that we have read this entire
Release and have had the terms used herein and the consequences thereof explained by our respective attorneys. We fully understand all the terms and consequences of this Release and, based on such, execute and deliver it.

                                /s/ Vincent C. Perro
                             ---------------------------------------------
                             Vincent C. Perro


                             Sibson & Company LLC, a Delaware limited liability
                              company


                             By:  /s/ Michael P. Muldowney
                                -------------------------------------------
                                  Name: Michael P. Muldowney
                                  Its:  Secretary


                             Nextera Enterprises, Inc. a Delaware corporation


                             By:  /s/ Michael P. Muldowney
                                -------------------------------------------
                                  Name: Michael P. Muldowney
                                  Its: CFO